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                                                                    EXHIBIT 99.1

CONTACT:        Rob Damron
                Investor Relations Representative
                Bell Microproducts Inc.
                (414) 224-1668
                ir@bellmicro.com
                Website: http://www.bellmicro.com

FOR IMMEDIATE RELEASE

        BELL MICROPRODUCTS PRICES CONVERTIBLE SUBORDINATED NOTES OFFERING

SAN JOSE, Calif., March 2 /PRNewswire-FirstCall/ -- Bell Microproducts Inc.(NASDAQ-NMS:BELM) (Nasdaq: BELM) announced today the pricing of a private offering of $90 million aggregate principal amount of 3 3/4% convertible subordinated notes due 2024. The offering has been made only to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended. Bell Microproducts has granted the initial purchasers a 30 day option to purchase up to an additional $20 million of notes. The notes are convertible into the company's common stock under certain circumstances at a conversion rate of 91.2596 shares per $1,000 principal amount of notes, subject to adjustment, which is equivalent to a conversion price of approximately $10.96 per share. This represents a 32.5% premium over Bell Microproducts closing price of its common stock on the Nasdaq National Market on March 1, 2004 of $8.27 per share. The offering is expected to close on March 5, 2004.

Bell Microproducts may redeem some or all of the notes under certain circumstances on or after March 5, 2009 and prior to March 5, 2011, and at any time thereafter without such circumstances, at 100% of the principal amount, plus accrued but unpaid interest up to, but excluding, the redemption date. Bell Microproducts may be required to purchase some or all of the notes on March 5, 2011, March 5, 2014 or March 5, 2019 or in the event of a change in control at 100% of the principal amount, plus accrued but unpaid interest up to, but excluding, the purchase date.

Bell Microproducts intends to use the net proceeds from the offering to repay amounts outstanding under its working capital facilities with Wachovia Bank, N.A. and Bank of America, National Association and its 9% senior subordinated notes held by The Retirement Systems of Alabama.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.


The securities offered have not been registered under the Security Act of 1933 or any state securities laws and unless so registered may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933 and applicable state securities laws.

Safe Harbor Statement

This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, our completion of the offering of convertible subordinated notes is subject to various risks, including prevailing conditions in the public capital markets. There can be no assurance that the offering will be successfully completed. Investors should take such risks into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. Bell Microproducts undertakes no obligation to update publicly or revise any forward-looking statements.